                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                Current Report
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934




                                 July 9, 2001
               Date of report (Date of earliest event reported)




                          Commission File No. 0-20572

                           PATTERSON DENTAL COMPANY
            (Exact name of registrant as specified in its charter)



           Minnesota                                     41-0886515
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)



                           1031 Mendota Heights Road
                           St. Paul, Minnesota 55120
              (Address of principal executive offices) (Zip Code)






Registrant's telephone number, including area code: (651) 686-1600

ITEM 5.  OTHER EVENTS

On July 9, 2001, Patterson Dental Company ("the Company") announced that it had purchased substantially all of the assets of J.A. Webster, Inc. and assumed certain liabilities, for a purchase price of $92.5 million, consisting of $81.8 million in cash and $10.7 million in stock. The acquisition agreement also includes an earnout provision tied to future product sales, which could result in additional cash payments over five years if certain minimum revenue milestones are achieved.

The press release issued by the Company announcing the acquisition is included as Exhibit 99.1 and is incorporated into this Item 5 by reference.

On July 9, 2001, the Company intends to hold a presentation for analysts and others regarding the acquisition, which will be accessible via the Internet and by conference call. Certain financial and other information relating to the acquisition will be presented (the "Acquisition Presentation Materials"). The Acquisition Presentation Materials are included as Exhibit 99.2 and are incorporated into this Item 5 by reference.

ABOUT J. A. WEBSTER, INC.

Certain information of a non-historical nature contained in this Form 8-K includes forward-looking statements. Reference is made to Factors that May Affect Future Operating Results, for a discussion of certain factors which could in the future affect J.A. Webster, Inc.'s actual operating results which could differ materially from those expressed in any forward-looking statements.

General

J. A. Webster Inc. ("Webster"), founded by John A. Webster in 1946, is a third-generation family business, which grew from a small Massachusetts-based veterinary supply business to include seven distribution locations throughout the Eastern half of the United States. Over the recent five-year period, Webster's net sales of core distributed products have grown 17.2% compounded annually. In July 2001, Patterson Dental Company purchased J.A. Webster, Inc.

J.A. Webster, Inc. is a full-service, value-added distributor of veterinary supplies to more than 10,000 animal health clinics in 26 states primarily in the Eastern, Mid-Atlantic and Southeastern regions of the United States. Webster is one of the three largest distributors of companion pet veterinary supplies in the United States. Webster provides products used for the treatment and/or prevention of diseases in companion pets and, to a lesser extent, equine animals. Webster offers its customers a broad selection of veterinary products including more than 8,000 stock keeping units ("SKU's") of pharmaceuticals, diagnostics, biologicals, instruments, equipment and supplies.

In addition to its core business of distributing veterinary products, Webster has a significant agency commission business with a few large pharmaceutical manufacturers. Under the agency relationships, Webster typically earns a commission for soliciting orders through its sales force and tele-sales representatives. Webster's agency commission business accounted for 3% of total sales in fiscal 2000.

Webster markets veterinary products and services through its 73 direct sales representatives and 74 in-house tele-salespeople operating in conjunction with 7 strategically located distribution facilities. Webster estimates that its average order size is approximately $225 and that for its best customers where it serves as the primary supplier it generally receives two orders per week. Webster processes approximately 3,000 orders per day and estimates that over 95% of its orders are shipped complete within 24 hours. To assist its inside and outside sales force, Webster publishes a variety of direct marketing materials including catalogs, equipment fliers and monthly specials.

J.A. Webster, Inc.'s business strategy is to be the leading supplier of companion pet veterinary products to the animal health clinics and licensed veterinarians it serves.

Industry Background

Webster believes that the underlying structure of the veterinary supply market is attractive for its role as a value-added full-service distributor. The companion pet supply market is large and growing and consists of a sizeable dispersed number of fragmented veterinary practices.

According to a market study prepared by KMPG LLP for three veterinary professional organizations in 1999, the demand for veterinary services has grown significantly faster than growth in the overall economy. Total expenditures for veterinary services in the United States grew at an inflation adjusted real annual rate of 7.2% from 1980 through 1997, and are projected to grow 5% on a real basis annually, through the year 2015. Webster believes that the demand for veterinary services, equipment and supplies will continue to be influenced by the following favorable factors:

 .    Veterinary expenditures per household. A factor that effects the total demand for veterinary services is how actively or regularly pet-owning households seek veterinary care for their pets. The willingness of companion pet owners to spend more money at the veterinarian is increasing substantially. Between 1991 and 1996, the average expenditure per visit for dog-owning and cat-owning households increased at a compound annual growth rate of 8.1% and 8.2%, respectively.

 .    Number of households with companion pets. The number of households with companion pets is expanding the demand for veterinary services. Approximately 58.2 million of the 98.9 million households in the United States had at least one companion animal in 1996, representing a penetration of 58.9%. The number of households that had companion animals grew by 3.4 million from 1991 to 1996, with the penetration rate increasing to 58.9% from 57.9%.

 .    Veterinary products and techniques. Many new therapeutic and preventive products are being developed for the companion pet market. Technological developments have resulted in new innovative veterinary products and advances in veterinary services.

There are approximately 65,000 veterinarians practicing at 22,400 animal health clinics, representing a fragmented, geographically diverse market. The vast majority, approximately 65%, of veterinarians work in private animal health clinics specializing in small animals, predominately companion pets. The average private veterinary practice generates between $500,000 and $750,000 of annual revenue and employs two veterinarians, two veterinarian technicians and four to five other employees. These practices purchase between $80,000 and $120,000 of supplies each year but can not afford to maintain a large supply of inventory on hand. The typical veterinary practice purchases approximately 80% of its supplies from its top two suppliers.

Webster estimates the market for pharmaceuticals and supplies sold to small animal, companion pet veterinarians is approximately $2.2 billion on an annual basis. This market breaks down further due to certain manufacturers wanting more influence over the marketing of specific products. Webster estimates that approximately $1.5 billion of the market is served through distributors while the remainder is served through agency relationships between the manufacturers and the distributors (approximately $500 million), or directly by the manufacturer. In the agency relationship, the distributor earns a commission on product sales orders taken by the distributor. The distributor processes the order to the manufacturer but handles none of the product nor do they bill and collect from the customer. The agency commissions that Webster earns range from 4% to 8%, a portion of which is shared with the direct sales personnel.

Webster's Strategy

Webster's objective is to be the leading national distributor of veterinary supplies and equipment while continuing to improve its profitability and enhance its value to customers. Webster plans to achieve this objective by offering a full line of supplies at competitive prices while emphasizing its value-added, full-service capabilities, building brand awareness, maximizing its agency business and expanding its market share in existing markets and geographically.

Emphasizing Value-Added, Full-Service Capabilities. Webster believes its customer's value full service and responsive delivery of quality supplies and equipment, in addition to competitive prices. The single largest component of Webster's value-added approach is its experienced sales force. Due to the fragmented and diverse nature of the veterinary market, Webster believes that a large sales force is necessary to provide full service. Each representative works within an assigned sales territory and assists customers in selecting and purchasing products and managing their inventory levels. The education benefits that Webster's knowledgeable sales force provides is essential for the veterinary practitioners, as it is often one of their primary links to industry knowledge, especially with respect to new products. Webster seeks to meet all of the veterinary product needs of its customers by providing access to a single source for pharmaceutical, supplies and other veterinary products from hundreds of different manufacturers. As part of its commitment to superior customer service, Webster delivers 95% of all items ordered within 24 hours.

Building Brand Awareness. Webster has been a respected and trusted brand name in veterinary supply for over 50 years. Over the past 5 decades, management has built and reinforced its unique brand character with its customers to distinguish Webster from its competitors. Webster's customers have come to differentiate Webster by its quality sales force, by the breadth and mix of high-quality products offered at competitive prices, and by Webster's reputation for customer service. The long history of Webster, combined with its value-added full service reputation has created excellent brand awareness and customer loyalty. Webster has successfully leveraged its brand name to increase its market share which currently is estimated to be approximately 10%.

Maximizing its Agency Business. Webster is sought after by licensed veterinarians to access new product introductions by the leading manufacturers. As a result, Webster has become a preferred channel manager for certain select agency relationships who are drawn to Webster's leadership position and value-added sales force practices. Webster actively manages its agency relationships to secure the most attractive terms and overall profitability. Although its agency business is highly profitable, Webster seeks to limit its reliance on the agency business since pharmaceutical manufacturers have a history of vacillating over time between agency relationships, direct sales, or employing distributors exclusively.

Expanding Market Share in Existing Markets and Geographically. Webster intends to continue to increase penetration in existing markets by continuing to invest in sales personnel to expand its existing customer base and increase its average sales per customer, and expand into other geographic markets. In 1999, Webster expanded geographically opening a new distribution center in Houston, Texas. Sales to this geographic market were $6.4 million in fiscal 2000. Webster believes that consolidation within the veterinary supply industry will continue and that it is suitably positioned to take advantage of acquisition opportunities.

Sources of Supply

Effectively managing supplier relationships is a critical success factor to Webster's objective of offering a broad product mix at competitive prices. The veterinary supply market is made up of a fragmented and diverse supplier base who need value-added distribution to be successful and accordingly, are attracted to Webster's high-quality sales force. Webster obtains its core distributed veterinary products from approximately 400 manufacturers. Webster's arrangements with suppliers can be generally characterized as having limited rather than exclusive geographic territories.

Competition

Webster competes directly in the estimated $2.2 billion "companion pet" market segment. It believes it is one of the three largest companion pet veterinary supply distributors in the United States. The veterinary supply market that serves the companion pet veterinary practitioner is highly fragmented. Principal competition consists of several national, regional, and local full-service distributors, and to a lesser extent mail order distributors or buying groups. Also, some manufacturers sell directly to end-users, and thereby eliminate the role of Webster. Webster estimates that of the total market for companion veterinary supplies, approximately 11% is purchased directly from pharmaceutical manufacturers, 23% are purchased through agency relationships and two-thirds are purchased through distributors. Webster believes that it differentiates itself from its competition based primarily on its value-added strategy of premium customer service, experienced and motivated sales force, broad range of products and services, accurate and timely delivery, strong relationships with product manufacturers and competitive pricing.

Factors that May Affect Future Operating Results

Certain information of a non-historical nature contained in this Form 8-K includes forward-looking statements. Words such as "believes," "expects," "plans," "estimates" and variations of such words are intended to identify such forward-looking statements. The statements are not guaranties of future performance and are subject to certain risks, uncertainties or assumptions that are difficult to predict; therefore, the following important factors, among others, could in the future affect Webster's actual operating results which could differ materially from those expressed in any forward-looking statements. The statements under this caption are intended to serve as cautionary statements within the meaning of the Private Securities Litigation Reform Act of 1995.

 .    Accuracy of Webster's assumptions concerning future per capita expenditures for veterinary services, including assumptions as to the growth in the number of households owning companion pets and the demand for veterinary services.

 .    Capability of Webster to retain its base of customers and to increase its market share through internal growth and acquisitions.

 .    Webster's ability to acquire and effectively integrate additional veterinary supply companies.

 .    The ability of Webster to maintain satisfactory relationships with qualified and motivated sales personnel.

 .    Impact of competitive pressures from national, regional and local full-service distributors and manufacturers of veterinary products.

 .    Ability of Webster to preserve its relationships with key vendors and to create relationships with additional manufacturers of quality, innovative products.

 .    Effect of changes in economic or market conditions on veterinary practice growth and the demand for veterinary products.

 .    Impact of current or pending legislation, regulation and changes in accounting standards and taxation requirements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF J. A. WEBSTER, INC.'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The commentary that follows should be read in conjunction with J. A. Webster, Inc.'s Financial Statements and the Notes to the Financial Statements.

Fiscal 2000 Compared to Fiscal 1999

The following table summarizes the results of operations over the past two fiscal years as a percent of sales:

                                                       2000           1999
                                                       ----           ----
           Net sales                                  100.0%         100.0%
           Cost of sales                               74.2%          73.5%
                                                      -----          -----
           Gross margin                                25.8%          26.5%
           Operating expenses                          18.8%          20.1%
                                                      -----          -----
           Operating income                             7.0%           6.4%
           Other income                                 0.1%           0.2%
                                                      -----          -----
           Income before income taxes                   7.1%           6.6%
                                                      -----          -----

          Net Sales. Sales for the year increased 12.5% to $149.6 million from $133.1 in fiscal 1999. Sales of distributed products were the principal sales growth driver during the fiscal year increasing 14.1%. Distributed sales increased in all regions. The newest distribution center, which opened in fiscal 1999, expanded Webster into new geographic areas adding approximately 3 percentage points or $3.5 million to the overall sales increase in distributed products in fiscal 2000. Agency commissions decreased 23.1% or $1.3 million for the year due to a change in distribution strategies of one of Webster's suppliers. In fiscal 2000, a large pharmaceutical supplier elected to sell its products directly to the customer resulting in a $1.1 million reduction in agency commissions year-over-year. Additionally, agency commissions in 1999 were inflated by volume incentives from new product introductions.

          Gross Margin. Gross margins increased $3.3 million or 9.5% over fiscal 1999 due to higher sales volumes. Expressed as a percent of sales, gross margins declined from 26.5% to 25.8% reflecting the reduction in agency commission revenues, which impacts gross profit margin on almost a dollar-for-dollar basis. Excluding agency commissions, gross margins as a percent-of-sales improved 30 basis points from fiscal 1999 to 2000 due to higher point-of-sale margins and vendor rebates.

          Operating Expenses. Operating expenses for the year increased 4.9% over the prior year but declined as a percent of sales from 20.1% to 18.8%. Higher sales volumes and investments in infrastructure were the primary factors driving the 4.9% increase in operating expenses. There were significant investments in computer systems and personnel during both fiscal 1999 and 2000. The consulting expense resulting from the systems projects have subsided and while the personnel costs have added to the fixed cost structure these personnel costs can be leveraged effectively as the business grows. The decline in operating expenses as a percent of sales reflects the benefit of improved operating leverage.

          Operating Income. Operating income increased 24.1% to $10.5 million for fiscal 2000 compared to $8.5 million in fiscal 1999. Operating income, which increased as a percent of sales from 6.4% to 7.0%, benefited from improved operating leverage but was negatively impacted by the reduction in the gross margin rate.

          Other Income. Other income, net of expenses, came to $0.1 million for fiscal 2000 compared to $0.3 million for fiscal 1999. The decrease in other income reflects lower average investments of cash.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

    (a)   Financial statements of business acquired

    (b)   Pro forma financial information

    (c)   Exhibits

                 23     Consent of Love, Bollus, Lynch & Rogers LLP

               99.1     Press Release dated July 9, 2001

               99.2     Acquisition Presentation Materials


         SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           PATTERSON DENTAL COMPANY

Date July 9, 2001                   By /s/ R. STEPHEN ARMSTRONG
                                           --------------------
                                           R. Stephen Armstrong
                                           Executive Vice President, Treasurer
                                           and Chief Financial Officer

                              J. A. WEBSTER, INC.

                             FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 2000 AND 1999




                               TABLE OF CONTENTS
                               -----------------

                                                                       Page
                                                                       ----
Independent Auditors' Report                                             8


Financial Statements:

    Balance Sheets                                                       9

    Statements of Earnings and Retained Earnings                        10

    Statements of Cash Flows                                            11

    Notes to Financial Statements                                     12 - 16

                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------



Stockholders and Directors
J.A. Webster, Inc.


We have audited the accompanying balance sheets of J.A. Webster, Inc. as of December 31, 2000 and 1999 and the related statements of earnings and retained earnings and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of J.A. Webster, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the years then ended in conformity with generally accepted accounting principles.



                                     /s/ Love, Bollus, Lynch & Rogers LLP

Worcester, Massachusetts
February 28, 2001

                              J. A. WEBSTER, INC.

                                BALANCE SHEETS

                          DECEMBER 31, 2000 AND 1999

                                                                                     2000                  1999
                                                                                     ----                  ----
                      Assets

Current assets
   Cash and cash equivalents                                                    $   2,340,691         $   2,642,895
   Accounts receivable
      Trade, less allowance for doubtful accounts
        of $100,000                                                                20,445,646            17,936,609
      Affiliate                                                                       169,033               109,780
   Inventories                                                                     17,685,948            17,052,193
   Prepaid and other current assets                                                   216,511               117,254
                                                                                -------------         -------------

           Total current assets                                                    40,857,829            37,858,731
                                                                                -------------         -------------

Property and equipment                                                              7,194,316             6,712,584
Less:     Accumulated depreciation and amortization                                 4,545,776             3,779,337
                                                                                -------------         -------------

                                                                                    2,648,540             2,933,247
                                                                                -------------         -------------

Other assets
   Cash value of life insurance, net of loans of $49,076
     and $45,328 in 2000 and 1999, respectively                                       168,803               158,250
   Investments                                                                        887,100               770,912
   Other                                                                               35,268                78,664
                                                                                -------------         -------------

                                                                                    1,091,171             1,007,826
                                                                                -------------         -------------

                                                                                $  44,597,540         $  41,799,804
                                                                                =============         =============


          Liabilities and Stockholders' Equity

Current liabilities
   Accounts payable, trade                                                      $  12,435,440         $  14,029,474
   Accrued and other liabilities                                                    1,704,468             1,791,375
                                                                                -------------         -------------

           Total current liabilities                                               14,139,908            15,820,849
                                                                                -------------         -------------

Other long-term obligations                                                           860,000               841,000
                                                                                -------------         -------------

Stockholders' equity
   Common stock, no par value, 21,000 shares authorized,
   1,260 shares issued and outstanding                                                398,523               398,523
   Additional paid-in capital                                                       1,689,849             1,689,849
   Retained earnings                                                               27,509,260            23,049,583
                                                                                -------------         -------------

                                                                                   29,597,632            25,137,955
                                                                                -------------         -------------

                                                                                $  44,597,540         $  41,799,804
                                                                                =============         =============

See accompanying notes to financial statements.

                              J. A. WEBSTER, INC.

                 STATEMENTS OF EARNINGS AND RETAINED EARNINGS

                    YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                                     2000                   1999
                                                                                     ----                   ----
Sales
    Distributed products                                                        $   145,177,244       $   127,249,392
    Agency commissions                                                                4,471,517             5,817,502
                                                                                ---------------       ---------------

                                                                                    149,648,761           133,066,894

Cost of sales                                                                       110,993,744            97,756,100
                                                                                ---------------       ---------------

Gross profit                                                                         38,655,017            35,310,794

Operating expenses                                                                   28,145,931            26,843,844
                                                                                ---------------       ---------------

Operating profit                                                                     10,509,086             8,466,950

Other income (expense)                                                                  130,840               311,069
                                                                                ---------------       ---------------

Earnings before income taxes and equity in
earnings of unconsolidated affiliate                                                 10,639,926             8,778,019

Equity in earnings of unconsolidated affiliate                                          116,188                90,875
                                                                                ---------------       ---------------

Earnings before income taxes                                                         10,756,114             8,868,894

Income taxes                                                                            515,000               489,413
                                                                                ---------------       ---------------

Net earnings                                                                         10,241,114             8,379,481


Retained earnings, beginning of year                                                 23,049,583            23,976,498


Distributions to and on behalf of stockholders                                       (5,781,437)           (9,306,396)
                                                                                ---------------       ---------------

Retained earnings, end of year                                                  $    27,509,260       $    23,049,583
                                                                                ===============       ===============


Proforma Earnings Per Share
    Earnings As Reported                                                        $    10,241,114       $     8,379,481
    Income Taxes                                                                      3,507,787             2,827,553
    Proforma Earnings                                                                 6,733,327             5,551,928

Basic and Dilutive
    Weighted Average Shares Outstanding                                                   1,260                 1,260

Basic and Dilutive Earnings Per Share                                           $         5,344       $         4,406

See accompanying notes to financial statements.

                              J. A. WEBSTER, INC.

                           STATEMENTS OF CASH FLOWS

                    YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                                     2000                   1999
                                                                                     ----                   ----
Cash flows from operating activities:
   Net earnings                                                                 $   10,241,114         $    8,379,481
   Adjustments to reconcile net earnings to net cash                            --------------         --------------
   provided by (used in) operating activities:
       Depreciation and amortization                                                   799,470                673,154
       Deferred compensation expense                                                    19,000                658,000
       Deferred income taxes                                                            14,500                (94,500)
       Uncollectible accounts expense                                                  153,927                 26,805
       Loss on sale of property and equipment                                            2,740                  9,255
       Equity in earnings of unconsolidated affiliate                                 (116,188)               (90,875)
       (Increase) decrease in operating assets:
            Accounts receivable                                                     (2,722,217)            (3,489,325)
            Inventories                                                               (633,755)            (3,695,544)
            Prepaid expenses                                                          (102,257)                 7,179
       Increase (decrease) in operating liabilities:
            Accounts payable, trade                                                 (1,594,034)             2,423,925
            Accrued and other liabilities                                              (86,907)              (919,382)
                                                                                --------------         --------------

                Total adjustments                                                   (4,265,721)            (4,491,308)
                                                                                --------------         --------------

                Net cash provided by (used in) operating activities                  5,975,393              3,888,173
                                                                                --------------         --------------
Cash flows from investing activities:
   Proceeds from sale of property and equipment                                              -                  9,000
   Expenditures for property and equipment                                            (488,411)            (1,658,423)
   Net increase in cash value of life insurance                                        (10,553)               (13,573)
   Net (increase) decrease in deposits                                                   2,804                (17,925)
                                                                                --------------         --------------

                Net cash provided by (used in) investing activities                   (496,160)            (1,680,921)
                                                                                --------------         --------------
Cash flows from financing activities:
   Distributions to and on behalf of stockholders                                   (5,781,437)            (9,306,396)
                                                                                --------------         --------------

                Net cash provided by (used in) financing activities                 (5,781,437)            (9,306,396)
                                                                                --------------         --------------

Net decrease in cash and cash equivalents                                             (302,204)            (7,099,144)

Cash and cash equivalents, beginning of year                                         2,642,895              9,742,039
                                                                                --------------         --------------

Cash and cash equivalents, end of year                                          $    2,340,691         $    2,642,895
                                                                                ==============         ==============



Supplemental disclosures of cash flows information:
   Cash paid during the year for:
       Income taxes                                                             $      428,104         $      895,952

See accompanying notes to financial statements.

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------

Nature of business
------------------

               J. A. Webster, Inc. (the "Company") was incorporated under the laws of the State of Massachusetts on April 11, 1961. The Company's principal business is the distribution of veterinary products and supplies for the animal health care industry located throughout the United States. These products are purchased from manufacturers and sold primarily to licensed veterinarians. The Company has seven distribution facilities located within the United States.

               During 2000, the Company established a Massachusetts business trust (JAW Holdings) to act as the parent holding company for J. A. Webster, Inc., its only asset. The prior shareholders of J. A. Webster, Inc. are the beneficiaries of the trust.

Accounting estimates
--------------------

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses. Actual results could differ from those estimates.

Cash and cash equivalents
-------------------------

               For financial statement purposes, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

               The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Inventories
-----------

               Inventories, which consist principally of veterinary products and supplies, are valued at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method. The Company provides reserves for inventory obsolescence.

Property and equipment
----------------------

               Property and equipment are carried at cost. Depreciation and amortization are computed using straight-line and accelerated methods.

--------------------------------------------

Investments
-----------

               The Company considers its investments in equity securities to be available for sale. The Company considers the cost of its investments to approximate their fair value.

               Additionally, the Company is accounting for its 25% investment in an unconsolidated affiliate by the equity method of accounting, under which the Company's share of the net earnings of the affiliate is recognized as earnings in the Company's statement of earnings and retained earnings and added to the investment account. Dividends received from the affiliate are treated as a reduction of the investment account.

Income taxes
------------

               The Company is taxed for federal and state purposes as an S Corporation, whereby income is passed through to the stockholders and is taxed at the individual level. Accordingly, no federal and only certain state income taxes are provided in the financial statements.

               The difference between the financial statements and tax bases of assets and liabilities is determined annually. Deferred income tax assets and liabilities are computed for those differences that have future state tax consequences using the currently enacted state tax laws and rates that apply to the periods in which they are expected to affect taxable income. State income tax expense is the current tax payable or refundable for the period, plus or minus the net charge in the deferred tax assets and liabilities.


Advertising and promotion
-------------------------

               All costs associated with advertising and promoting the Company are expensed in the year incurred. Advertising and promotion expense was approximately $139,305 and $171,998 in 2000 and 1999, respectively.

Agency commissions
------------------

               The Company maintains sales agency agreements with primarily two vendors in which the Company utilizes its existing sales force to sell specific vendor products. The Company earns commissions, payable on a monthly basis, on the related products' net sales. Agency commissions are recorded when earned. According to both agreements, the vendor is required to ship and bill the customer.

Earnings per share
------------------

               Earnings per share are calculated on the weighted average of outstanding shares each year. The proforma earnings calculation reflects an estimate for taxes as if the Company was a C-Corporation.

2.INVENTORIES
-------------

             Inventories consist of the following:

                                                     2000                  1999
                                                     ----                  ----
    Inventories at FIFO                          $ 18,029,370          $ 17,848,021
    Less:  LIFO reserve                               343,422               795,828
                                                ---------------       ---------------
    Inventories at LIFO                          $ 17,685,948          $ 17,052,193
                                                ===============       ===============

               If the first-in, first-out (FIFO) method of inventory valuation had been used, net earnings would have been approximately $9,812,459 and $8,658,530 for the years ended December 31, 2000 and 1999, respectively.

3.PROPERTY AND EQUIPMENT
------------------------

               Property and equipment, together with estimated useful lives, consists of the following:

                                                 Estimated
                                               Useful Lives                2000                 1999
                                               ------------                ----                 ----
    Equipment                                   3 - 10 years          $  4,169,172         $  3,894,936
    Motor vehicles                              5 - 10 years               512,478              468,117
    Furniture and fixtures                       3 - 5 years             1,317,763            1,232,487
    Leasehold improvements                     12 - 39 years             1,194,903            1,117,044
                                                                     ---------------      ---------------
                                                                      $  7,194,316         $  6,712,584
                                                                     ===============      ===============

               Depreciation and amortization expense was $799,470 and $673,154 for the years ended December 31, 2000, and 1999, respectively.


4.LINE OF CREDIT
----------------

               In July 2000, the Company established a $5,000,000 unsecured working capital line of credit with a bank. Interest shall be either the prime rate or LIBOR pricing with the spread over LIBOR subject to leverage. There were no amounts outstanding on this line of credit as of December 31, 2000. This line of credit is available through July 2003, at which time its terms and conditions will be reviewed.

               The line of credit agreement requires, among other considerations, the maintenance of certain financial covenants. The Company was in compliance with these financial covenants as of December 31, 2000.

               The Company had a $2,500,000 unsecured working capital line of credit with a bank. Interest was either the prime rate or the LIBOR rate (index period equal to one, two, or three months) plus 1.50% as selected by the Company. During 2000, the Company changed banking relationships resulting in the termination of the line of credit agreement. There were no amounts outstanding on this line of credit as of December 31, 1999.

5.INCOME TAXES
--------------

               Income taxes consist of the following:

                                               2000                  1999
                                               ----                  ----
    Current
    State                                  $    500,500          $    583,913
    Deferred                                     14,500               (94,500)
                                          ---------------       ---------------
                                           $    515,000          $    489,413
                                          ===============       ===============

               The temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities that give rise to significant portions of deferred income tax asset (liability) relate to the following:

                                                2000                  1999
                                                ----                  ----

    Allowance for doubtful accounts         $      5,000          $     6,000
    Reserve for obsolescence                      20,000               21,000
    Uniform capitalization adjustment             40,000               41,000
    Depreciation and amortization                (30,000)             (24,000)
    Other long-term obligations                   45,000               50,500
                                           ---------------       ---------------
                                            $     80,000          $    94,500
                                           ===============       ===============
6.LEASES
--------

               The Company leases certain warehouse and office facilities from affiliated and non-affiliated parties under long-term lease agreements. These leases are non-cancelable and expire at various dates through October 2005. The leases require payment of increases in real estate taxes and certain operating expenses. Certain of these leases contain renewal options.

    2001                                    $    888,856
    2002                                         812,657
    2003                                         792,918
    2004                                         630,896
    2005                                         496,747
    Thereafter                                    89,409
                                           ---------------
                                            $  3,711,483
                                           ===============

               Rent expense was $945,120 and $799,292 for the years ended December 31, 2000 and 1999, respectively.

7.EMPLOYEE BENEFIT PLAN
-----------------------

               The Company has a defined contribution plan which covers substantially all of its full-time employees. Under the plan, employees may contribute up to 15% of their compensation. The Company will make a matching contribution equal to 50% on the first $1,000 and 25% on the second $1,000 contributed by an employee. Contributions made to the plan for 2000 and 1999 were as follows:

                                                   2000               1999
                                                   ----               ----

    Employer discretionary contribution        $    275,000       $    252,598
    Employer matching contribution                  150,776            147,402
                                              ---------------    ---------------
                                               $    425,776       $    400,000
                                              ===============    ===============

8.PHANTOM STOCK PLAN
--------------------

               During 1998, the Company established a Phantom stock plan, for certain key executives. Under the plan these officers were awarded phantom performance units. Each unit provides the officer the opportunity to earn a cash award equal to the increase in the fair market value of the company's stock, in accordance with the plan agreement. The officers vest in this benefit over a five year period. Compensation expense and the related liability are adjusted annually based on the fair market value of the Company's stock and the benefit vested to date. The Company issued 50 units, and as of December 31, 2000 has accrued $860,000 associated with this plan as other long-term obligations in these financial statements.


9.RELATED PARTY TRANSACTIONS
----------------------------

               The Company is an affiliate through common ownership of JAW Associates Limited Partnership (a Massachusetts partnership), Taft Park Realty Trust (a New York trust), 4128 Barringer Drive Associates (a Massachusetts partnership), J.A. Webster Pennsylvania, Inc. (a Pennsylvania Corporation), and JAW Florida, Inc. (a Florida Corporation).

               The Company had the following transactions with those affiliates:

                                                 2000                  1999
                                                 ----                  ----
    Accounts receivable, affiliate           $    169,033         $    109,780
    Accounts payable                              304,337              410,249
    Accrued and other liabilities                  56,885              103,650
    Purchases                                   6,014,848            5,326,899
    Rent expense                                  706,089              605,976

               Additionally, the Company has guaranteed mortgage notes of JAW Associates Limited Partnership, J.A. Webster Pennsylvania, Inc., and JAW Florida, Inc. with a local bank. The outstanding balance on these notes were approximately $3,557,564 and $3,866,000 as of December 31, 2000 and 1999,
    respectively.


10.RECLASSIFICATIONS
--------------------

               Certain amounts in the 1999 financial statements have been relcassified to conform with the 2000 presentation. Such reclassifications had no effect on net earnings as previously reported.

                           PATTERSON DENTAL COMPANY
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                April 28, 2001

The following unaudited pro forma condensed consolidated financial statements give effect to the acquisition by Patterson Dental Company (the "Company") of J.A. Webster, Inc. using the purchase method of accounting, and are based on estimates and assumptions set forth below and in the notes to such statements, which include pro forma adjustments. These pro forma financial statements are based upon the historical financial statements of Patterson Dental Company, adjusted to give effect to the acquisition of J.A. Webster, Inc. which was consummated on July 9, 2001.

The pro forma condensed consolidated statement of income for the year ended April 28, 2001 gives effect to the acquisition as if it had occurred at the beginning of fiscal 2001. Such statements are based on historical statements of income of J.A. Webster, Inc. for the fiscal year ended December 31, 2000.

The pro forma condensed consolidated balance sheet at April 28, 2001 combines the Patterson Dental Company and J.A. Webster, Inc. balance sheets at April 28, 2001 and December 31, 2000, respectively.

The pro forma adjustments are based upon estimates, available information and certain assumptions that management deemed appropriate. Final purchase accounting adjustments may differ from the pro forma adjustments presented herein. The unaudited pro forma condensed consolidated financial information does not profess to represent the Company's results of operations had the above transaction, in fact, occurred on these dates or to project the Company's combined results of operations for any date or period. The pro forma condensed consolidated financial information should be read in conjunction with the Company's and J.A. Webster, Inc.'s historical financial statements and notes thereto.

                           PATTERSON DENTAL COMPANY
                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                APRIL 28, 2001
               (Dollars in thousands, except per share amounts)
                                  (Unaudited)

                                                         ASSETS

                                                     Patterson            J. A.
                                                       Dental           Webster,            Pro Forma
                                                      Company              Inc.            Adjustments        Consolidated
                                                      -------           --------          -------------       ------------
Current assets:
   Cash and cash equivalents........................ $ 160,024         $    2,341           $ (81,800)  a)      $  80,565
   Short-term investments...........................    24,484                 --                  --              24,484
   Receivables, net.................................   144,625             20,615                  --             165,240
   Inventory........................................   103,700             17,686                 343   b)        121,729
   Prepaid expenses and other current assets........     9,928                217                  --              10,145
                                                     ---------         ----------           ---------           ---------
Total current assets................................   442,761             40,859             (81,457)            402,163
Property and equipment, net.........................    48,575              2,648                  --              51,223
Intangibles, net....................................    51,892                 --              62,214   c)        114,106
Other...............................................     5,952              1,091                (515)  d)          6,528
                                                     ---------         ----------           ---------           ---------
         Total assets............................... $ 549,180         $   44,598           $ (19,758)          $ 574,020
                                                     =========         ==========           =========           =========

                                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable................................. $  89,321         $   12,436           $      --           $ 101,757
   Other accrued liabilities........................    43,394              1,704                  --              45,098
                                                     ---------         ----------           ---------           ---------
Total current liabilities...........................   132,715             14,140                  --             146,855
Non-current liabilities.............................     3,693                860                (860)  e)          3,693
                                                     ---------         ----------           ---------           ---------
         Total liabilities..........................   136,408             15,000                (860)            150,548
Deferred credits  ..................................     4,257                 --                  --               4,257
Stockholders' equity:
   Preferred Stock..................................        --                 --                  --                  --
   Common Stock.....................................       675                399                (399)              1,025
                                                                                                  350   a)
   Additional paid-in capital.......................    68,049              1,690              (1,690)             78,399
                                                                                               10,350   a)
   Accumulated other comprehensive loss.............    (2,316)                --                  --              (2,316)
   Retained earnings................................   354,371             27,509             (27,509)            354,371
   Note receivable from ESOP........................   (12,264)                --                  --             (12,264)
                                                     ---------         ----------           ---------           ---------
         Total stockholders' equity.................   408,515             29,598             (18,898)            419,215
                                                     ---------         ----------           ---------           ---------
Total liabilities and stockholders' equity.......... $ 549,180         $   44,598           $ (19,758)          $ 574,020
                                                     =========         ==========           =========           =========

See accompanying notes.

                           PATTERSON DENTAL COMPANY
             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                APRIL 28, 2001
                   (In thousands, except per share amounts)
                                  (Unaudited)

                                                                 --------------------------------------------------------------
                                                                 Patterson      J. A.
                                                                   Dental      Webster,           Pro Forma         Pro Forma
                                                                  Company        Inc.            Adjustments      Consolidated
                                                                  -------      --------          -----------      -------------
Net sales..................................................     $ 1,156,455     $149,649          $      --           1,306,104

Cost of sales..............................................         747,301      110,994                 --             858,295
                                                                -----------     --------          ---------          ----------

Gross profit...............................................         409,154       38,655                 --             447,809

Operating expenses.........................................         294,039       28,146              3,092  f)         325,277
                                                                -----------     --------          ---------          ----------

Operating income...........................................         115,115       10,509             (3,092)            122,532

Other income and expense...................................           7,081          131             (2,521) g)           4,691

Equity in earnings of unconsolidated affiliate.............              --          116               (116) d)              --
                                                                -----------     --------          ---------          ----------

Income before income taxes.................................         122,196       10,756             (5,729)            127,223

Income tax expense.........................................          45,721          515              1,360  h)          47,596
                                                                -----------     --------          ---------          ----------

Net income.................................................     $    76,475     $ 10,241          $  (7,089)        $    79,627
                                                                ===========     ========          =========          ==========

Earnings per common and common
 equivalent share..........................................     $      1.13                                         $      1.17
                                                                       ====                                                ====

Weighted average shares outstanding:
       Basic...............................................          67,435                             350              67,785
       Diluted.............................................          67,763                             350              68,113

See accompanying notes.

                           PATTERSON DENTAL COMPANY
        NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                   (In thousands, except per share amounts)
                                  (Unaudited)

Pro Forma Adjustments

(a) Reflects the $92.5 million purchase price for J.A. Webster, Inc. ($81.8 million cash, $10.7 million common stock).

(b) Reflects the net-realizable value of J. A. Webster, Inc.'s inventories, which were carried on a LIFO basis.

(c) Reflects the excess of allocated purchase price over the fair value of net assets acquired. Final purchase accounting adjustments may differ from the pro forma adjustments presented herein.

(d) Reflects J. A. Webster's equity investment in an unconsolidated affiliate, which was not acquired by Patterson Dental Company.

(e) Reflects J. A. Webster's liability for its phantom stock plan, which was not assumed by Patterson Dental Company.

(f) Reflects the amortization of goodwill in connection with the J. A. Webster, Inc. acquisition over a twenty year amortization period net of reduction in deferred compensation expense associated with J. A. Webster, Inc.'s phantom stock plan. Because the transaction is consummated following the effective date specified in the proposed Statement of the Financial Accounting Standards Board on "Business Combinations and Intangible Assets--Accounting for Goodwill," the Company will not amortize goodwill for this transaction in future financial statements.

(g) Reflects reduction in interest income resulting from the $81.8 million purchase price for J.A. Webster.

(h) Reflects income tax expense at the statutory rate based on J. A. Webster, Inc.'s income before taxes.